Exhibit 99

Contact:	Media Relations	Investor Relations
	Jeanmarie McFadden	Suzanne Charnas
	212 762 6901	212 761 3043

For Immediate Release

Mitsubishi UFJ Financial Group and Morgan Stanley Obtain Key Regulatory Clearances

$9 Billion Investment by MUFG Will Further Bolster Morgan Stanley’s Strong Capital Position

NEW YORK, October 7, 2008 – Morgan Stanley (NYSE: MS) today announced that it and Mitsubishi UFJ Financial Group (“MUFG”) received key regulatory clearances for MUFG’s $9 billion investment in the Firm. The investment is being made in connection with a global strategic alliance between the two companies. The investment has been approved by the Federal Reserve in the United States and other key global regulators. Additionally, “early termination” under the Hart-Scott-Rodino Act has been granted by the U.S. government. The transaction is expected to close promptly after the expiration of the Federal Reserve five-day post-approval waiting period.

The MUFG investment will further bolster Morgan Stanley’s strong capital position. Reflecting only the MUFG investment, Morgan Stanley’s Tier 1 Capital Ratio is estimated to be more than 15.5 percent on a pro-forma basis as of August 31, 2008. This is more than double the 6 percent required by the Federal Reserve to be treated as well-capitalized and is one of the highest Tier 1 Capital Ratios among bank holding company peers. This investment also will reduce Morgan Stanley’s leverage ratio to under 20x and its adjusted leverage ratio to just over 10x, on a pro-forma basis at August 31, 2008. In addition, Morgan Stanley has continued to reduce the size of its balance sheet since the end of the third quarter. As of today, total assets are now under $900 billion, down from $987 billion at August 31, 2008.

Morgan Stanley is a leading global financial services firm providing a wide range of investment banking, securities, investment management and wealth management services. The Firm's employees serve clients worldwide including corporations, governments, institutions and individuals from more than 600 offices in 35 countries. For further information about Morgan Stanley, please visit www.morganstanley.com.

The information above contains forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made and which reflect management's current estimates, projections, expectations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. The Company’s actual results or performance may differ materially from those suggested, expressed or implied by forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, regulatory actions or changes, and the risk that the proposed private placement transaction is not successfully completed. For a discussion of additional risks and uncertainties that may affect the future results of the Company, please see “Forward-Looking Statements” immediately preceding Part I, Item 1, “Competition” and “Regulation” in Part I, Item 1, “Risk Factors” in Part I, Item 1A, “Legal Proceedings” in Part I, Item 3, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 and “Quantitative and Qualitative Disclosures about Market Risk” in Part II, Item 7A of the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 2007 and “Management's Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in the Company's Quarterly Reports on Forms 10-Q and other items throughout the Form 10-K, Forms 10-Q and the Company's 2008 Current Reports on Form 8-K.

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